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                                                                     EXHIBIT 5.1

                   [CONCENTRA MANAGED CARE, INC. LETTERHEAD]

                                March 12, 1998


Concentra Managed Care, Inc.
312 Union Wharf
Boston, Massachusetts  02109

Ladies and Gentlemen:

     I have acted as counsel for Concentra Managed Care, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of 279,250 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock") issued pursuant to that certain Stock Purchase Agreement dated March 1, 1998, among the Company, Concentra Managed Care Services, Inc., a direct wholly-owned subsidiary of the Company, and Mark E. Johnston and John T. Allen, the shareholders of Rehabilitation Consultants For Industry, Inc. (the "Purchase Agreement"), under the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on March 12, 1998.

     In reaching the opinions set forth herein, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as I deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company authorizing the issuance and offering of the Shares, and (v) the Purchase Agreement.

     I have assumed that (i) all information contained in all documents that I reviewed is true, correct and complete, (ii) all signatures on all documents that I reviewed are genuine, (iii) all documents submitted to me as originals are true and complete, (iv) all documents submitted to me as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents that I examined were competent to execute and deliver such documents.

     Based on the foregoing, and having due regard for the legal considerations that I deem relevant, I am of the opinion that the Shares are legally issued, fully paid and non-assessable.

     This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that I am not admitted to the practice of law in the State of Delaware.

     This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to me under the caption "Legal Matters" in the Registration Statement and in the Prospectus included in the Registration Statement, as having passed on the validity of the Shares. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,

                                   /s/ Richard A. Parr II

                                   Richard A. Parr II
                                   General Counsel